Exhibit 8.1

April 17, 2026

Expro Group Holdings N.V.

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

Ladies and Gentlemen:

We have acted as counsel to Expro Group Holdings N.V., a Netherlands public limited company (“Expro NV”), in connection with the transactions contemplated by the Merger Agreements (as defined below). Reference is made to (a) that certain Cross-Border Merger Proposal, dated as of April 8, 2026 (the “First Merger Agreement”), between Expro NV and Expro Luxembourg S.A., a Luxembourg public limited company (“Expro Luxembourg”), (b) a draft of that certain Plan of Merger, such draft attached hereto as Exhibit A, between Expro Luxembourg and Expro Ltd, an exempted limited company organized under the laws of the Cayman Islands (“Expro Cayman”) (the “Second Merger Agreement,” and, collectively with the First Merger Agreement, the “Merger Agreements”), (c) the Form S-4 Registration Statement of Expro Ltd (File No. 333-294836), as amended or supplemented through the date hereof (the “Registration Statement”), and (d) the transactions contemplated by the Merger Agreements and the Registration Statement, including (i) the merger of Expro NV with and into Expro Luxembourg with Expro Luxembourg surviving (the “Luxembourg Merger”) and (ii) the merger of Expro Luxembourg with and into Expro Cayman with Expro Cayman surviving (the “Cayman Merger,” and, together with the Luxembourg Merger, the “Mergers”), pursuant to which in the Luxembourg Merger all Expro N.V. Common Shares will be cancelled and exchanged for the right to receive Expro Luxembourg Common Shares on a one-for-one basis (except for holders of Expro N.V. Common Shares who exercise their Withdrawal Rights and receive a cash payment for their Expro N.V. Common Shares) and pursuant to which in the Cayman Merger all Expro Luxembourg Common Shares will be cancelled and exchanged for Expro Cayman Ordinary Shares on a one-for-one basis. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion is being delivered in connection with the Registration Statement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreements, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Gibson, Dunn & Crutcher LLP
811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Expro Group Holdings N.V.

April 17, 2026

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) each of the Mergers will be consummated in the manner described in the Registration Statement and the Merger Agreements and will be effective under applicable law, (ii) none of the terms or conditions contained in the Registration Statement or either of the Merger Agreements will be waived or modified, (iii) the Second Merger Agreement will not be materially modified before the effective date of the Cayman Merger, and (iv) the facts relating to the Mergers are accurately and completely reflected in the Registration Statement and the Merger Agreements. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the conclusion expressed herein. There can be no assurance that the IRS or a court will not take a position contrary to our opinion.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences to holders of Expro NV Common Shares of the Mergers to be consummated in connection with the stockholder vote regarding the transactions contemplated by the Merger Agreements.

This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local, or non-U.S. laws or with respect to other areas of U.S. federal taxation. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP

Exhibit A

Draft Plan of Merger

Attached

Exhibit A: Draft Plan of Merger

Dated _________ 2026

Expro Ltd

and

Expro Luxembourg S.A.

PLAN OF MERGER

COMMON TERMS OF CROSS-BORDER MERGER

This plan of merger (Plan) is dated _________ 2026

parties:

1	Expro Ltd, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (the Surviving Company); and

2	Expro Luxembourg S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2A, rue Nicolas Bové, L-1253 Luxembourg, Grand-Duchy of Luxembourg in the process of registration with the Luxembourg Trade and Companies Register (registre du commerce et des sociétés) (the Merging Company)

(the Merging Company and the Surviving Company are together the Companies).

recitals:

A	On the date of this Plan, the Surviving Company has an authorised share capital of US $30,000 comprised of 250,000,000 ordinary shares of US $0.0001 par value and 50,000,000 preferred shares of US $0.0001 par value; and of which one (1) ordinary share is in issue as a single class, which is held by the Merging Company.

B	The Companies belong to the same group.

C	The board and management team of Expro Group Holdings N.V., a public company under Dutch law (naamloze vennootschap), having its official seat in Amsterdam, the Netherlands, its office address at Mastenmakersweg 1, 1786 PB Den Helder, the Netherlands, and registered in the Dutch Commercial Register under number 34241787 (Expro Holding) and the sole shareholder of the Merging Company have undertaken a review of the existing structure and operations, and particularly the corporate domicile of the ultimate parent company of the Expro group. In view of the foregoing, the board and management team of Expro Holding intend to effectuate, subject to certain conditions, a change of corporate domicile to the Cayman Islands. Dutch law does not facilitate a direct change of corporate domicile of a Dutch public company (naamloze vennootschap), such as Expro Holding, to a jurisdiction outside the European Economic Area, such as the Cayman Islands. For that reason, it is contemplated that Expro Holding will merge into the Merging Company (the Expro Holding Merger) and that following completion of this merger, the Merging Company will merge into the Surviving Company, in accordance with the terms and conditions of this Plan.

D	The directors of the Companies deem it advisable that, and have resolved that, the Companies merge, pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands and Title X, Chapter II, section 1 of the Luxembourg act of 10 August 1915 on commercial companies, as amended (the Luxembourg Companies Act), and upon the terms and conditions hereinafter set forth, intending that the business carried on by the Merging Company shall, from the Effective Date (as defined below), be carried on by the Surviving Company. As part of this merger process, on the Merging Company being dissolved without going into liquidation, the Surviving Company will acquire all of the assets and liabilities of the Merging Company, including any and all contracts, credits, rights and obligations, property, business, undertaking, goodwill, benefits, immunities and privileges (the Assets and Liabilities) in exchange for the issue to the shareholders of the Merging Company of shares in the Surviving Company.

E	The Merging Companies have therefore jointly drawn up this Plan in accordance with the provisions of articles 1021-1 et seq. of the Luxembourg Companies Act (Loi de 1915) and Part XVI of the Companies Act (Revised) of the Cayman Islands.

1	Characteristic of the merging companies

1.1	The Merging Company (Expro Luxembourg S.A.)

Expro Luxembourg S.A. is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 2A, rue Nicolas Bové, L-1253 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (registre du commerce et des sociétés) under number B306694.

Expro Luxembourg S.A. was incorporated on 24 March 2026 pursuant to a deed of Maître Marc Elvinger, notary public residing in Ettelbruck, Grand Duchy of Luxembourg, published in the Luxembourg official Gazette (RESA – Recueil Electronique des Sociétés et Associations) under number RESA_2026_081.17 on 10 April 2026. The articles of association of Expro Luxembourg S.A. have never been amended.

The share capital of Expro Luxembourg S.A. is, as of the date of this Plan, set at EUR 30,000 (thirty thousand euro) represented by 500,000 (five hundred thousand) shares, (the Absorbed Company Shares), all of which have been entirely subscribed for and fully paid up.

Expro Luxembourg S.A. has not issued, as at the date of this Plan, any securities other than the Absorbed Company Shares. However, on the Effective Date, the Merging Company will have issued shares to the shareholders of Expro Holding as a result of the Expro Holding Merger.

Expro Luxembourg S.A. has neither been wound down, dissolved nor declared insolvent.

The financial year of Expro Luxembourg S.A. starts on 1 January of a given year and ends on 31 December of this year.

Expro Luxembourg S.A. has no employees as at the date of this Plan.

1.2	The Surviving Company / Absorbing Company (Expro Ltd)

Expro Ltd is an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands under number 432691.

Expro Ltd was incorporated on 13 March 2026 under the laws of the Cayman Islands. The memorandum and articles of association of Expro Ltd have never been amended.

The share capital of Expro Ltd is, as of the date of this Plan, set at US $30,000 comprised of 250,000,000 ordinary shares of US $0.0001 par value and 50,000,000 preferred shares of US $0.0001 par value; and (the Surviving Company Shares), of which one (1) ordinary share has been subscribed for and fully paid up. Expro Ltd has not issued, as at the date of this Plan, other securities in addition to the Surviving Company Shares. Expro Ltd has neither been wound down, dissolved nor declared insolvent.

The financial year of Expro Ltd starts on 1 January of a given year and ends on 31 December of the subsequent year.

Expro Ltd has no employees as at the date of this Plan.

2	Merger

Upon the terms and subject to the conditions set forth below, at the Effective Date (as defined in clause 3), the Merging Company shall be merged with and into the Surviving Company pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands and in accordance with articles 1021-1 et seq. of the Luxembourg Companies Act (the Merger), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity.

3	Shares

3.1	The share exchange ratio for the purposes of the Merger is set at one (1) share in the Surviving Company in exchange for one (1) share in the Merging Company. There shall be no cash payment (soulte).

3.2	On the Effective Date, each issued and outstanding share in the Merging Company immediately prior to the Merger shall be, by virtue of the Merger, automatically and without any action on the part of the holder thereof, cancelled in exchange for the right to receive one (1) share in the Surviving Company.

3.3	On the Effective Date, all the shares issued and outstanding immediately prior to the Merger in the Surviving Company shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be redeemed by the Surviving Company for US$0.01 par value and cancelled.

3.4	The new shares in the Surviving Company shall be (i) of the same class as the existing shares of the Surviving Company, which shall be redeemed and no longer outstanding pursuant to clause 3.3, and (ii) governed by the provisions of the M&A (as defined below). The new shares will entitle their holders to participate in the payment of dividends and any distribution under the same terms and according to the same conditions as the existing shares, if any, of the Surviving Company, from the Effective Date.

3.5	From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A.

4	Condition

The completion of the Merger shall be subject to the prior completion of the Expro Holding Merger, consisting of the absorption by the Merging Company of Expro Holding, in accordance with the terms and conditions of the merger plan attached hereto as Annex 2 (the Condition), as such terms and conditions may be amended from time to time.

The Merger is expected to occur on the date of fulfilment of the Condition.

5	Effective Date

The Merger will be (i) effective between the Companies on the date of fulfilment of the Condition (the Effective Date), and (ii) enforceable against third parties in Luxembourg on the date on which the Merger is effective under Cayman Islands law, being the date on which this Plan is registered by the Registrar of Companies for the Cayman Islands.

6	Terms and conditions

6.1	On the Effective Date: (a) the Assets and Liabilities will be acquired by the Surviving Company by operation of law (transmission universelle de patrimoine); (b) the Merging Company will cease to exist; (c) the shareholders of the Merging Company will become shareholders of the Surviving Company by way of the issuance of new shares to the shareholders of the Merging Company, as contemplated under clause 3; and (d) all the shares issued by the Merging Company will be cancelled.

6.2	Upon the Effective Date (but not before), the Assets and Liabilities of the Merging Company shall vest in the Surviving Company in accordance with Section 236(1)(b) of the Companies Act (Revised) of the Cayman Islands, and the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with Section 236(1)(c) of the Companies Act (Revised) of the Cayman Islands.

6.3	By way of exception to clause 6.2, the transfer of industrial and intellectual property rights and of ownership or other rights on assets other than collateral established on movable and immovable property will be enforceable against third parties upon fulfilment of the conditions provided for in the specific laws governing such operations.

7	Share capital and memorandum and articles of the Surviving Company

In connection with the Merger, the Surviving Company proposes to adopt updated memorandum and articles of association (M&A). Accordingly, the current memorandum and articles of association of the Surviving Company immediately prior to Merger shall be replaced by the M&A attached at Schedule 1 hereto.

8	Directors

8.1	The names and addresses of the directors and officers of the Surviving Company as of the date of this Plan are:

Name	Title	Address
Director
Michael Jardon	Director President and Chief Executive Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Officers
Sergio L. Maiworm, Jr.	Chief Financial Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Michael Bentham	Principal Accounting Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084

8.2	The names and addresses of the directors and officers of the Surviving Company as at the Effective Date shall be:

Name	Title	Address
Robert W. Drummond	Chairman Compensation Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Michael Jardon	President and Chief Executive Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Eitan Arbeter	Compensation Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Lisa L. Troe	Audit Committee Chair Nominating and Governance Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Brian Truelove	Nominating and Governance Committee Chair Audit Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Frances M. Vallejo	Audit Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Eileen G. Whelley	Compensation Committee Chair Nominating and Governance Committee member	1311 Broadfield Blvd Suite 400 Houston, Texas 77084

Officers
Michael Jardon	President and Chief Executive Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Sergio Maiworm	Chief Financial Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Alistair Geddes	Chief Operating Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Steve Russell	Chief Technology Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
John McAlister	General Counsel and Secretary	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Natalie Questell	Senior Vice President, Human Resources	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Michael Bentham	Principal Account Officer	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Josh Hancock	Senior Counsel, Assistant Corporate Secretary	1311 Broadfield Blvd Suite 400 Houston, Texas 77084

8.3	No director of the Surviving Company or the Merging Company has received or will receive any benefit consequent upon the Merger.

9	Creditors

Neither the Surviving Company nor the Merging Company has any secured creditors.

Creditors of the Merging Company whose claims pre-date the date of publication of this Plan in the Luxembourg Official Gazette (RESA – Recueil Electronique des Sociétés et Associations) (the Luxembourg Publication Date), whether such claims have fallen due or not yet fallen due as at the Luxembourg Publication Date, and who are not satisfied with the safeguards offered in this Merger Proposal, may, notwithstanding any agreement to the contrary and only after prior notification to the debtor Merging Company, apply within three (3) months of the Luxembourg Publication Date to the judge presiding the chamber of the District Court (Tribunal d’Arrondissement) dealing with commercial matters in the district in which the registered office of the Merging Company is located and sitting as in summary proceedings, to obtain adequate safeguards of collateral for any such claim, provided that these creditors can credibly demonstrate that the Merger compromises the satisfaction of their claims and that they have not obtained satisfactory safeguards from the Merging Companies. The Merging Company may dismiss this claim by paying the relevant creditor, even if the debt is due.

10	Specific arrangements relating to the shareholder withdrawal rights of the Expro Holding Merger

Pursuant to Section 2:333h of the Dutch Civil Code, shareholders of Expro Holding who voted against the Expro Holding Merger and who duly, timely and validly submitted a withdrawal application form within one month after the relevant general meeting (the Withdrawal Period) are entitled to receive cash compensation in lieu of shares in the surviving company upon completion of the Expro Holding Merger (i.e. the Merging Company) (the Withdrawal Right). The cash compensation payable to each withdrawing shareholder shall be determined in accordance with the formula set out in the amended articles of association of Expro Holding, being the lower of (i) the volume-weighted average price of one ordinary share in the capital of Expro Holding on the New York Stock Exchange (the NYSE) over the five trading days immediately preceding (and excluding) the date on which the Expro Holding Merger becomes effective and (ii) the closing price of one ordinary share in the capital of Expro Holding on the NYSE on the trading day immediately preceding such date (or, if no closing price is reported on such trading day, the closing price reported on the most recent prior trading day).

Any claim of a withdrawing shareholder to cash compensation arising under the Withdrawal Right shall, upon completion of the Expro Holding Merger, transfer to the Merging Company and, upon completion of the Merger, transfer to the Surviving Company. The Surviving Company undertakes to pay, or cause to be paid, any such cash compensation within the applicable time period required by Dutch law, net of any applicable Dutch dividend withholding tax or any other taxes required to be withheld under applicable law.

11	Accounting date of the Merger

For accounting purposes, the Merger will be deemed to be effective as from the Effective Date.

The operations carried out by the Merging Company between 1 January 2026 and the Effective Date shall for accounting purposes be considered as having been performed by the Surviving Company.

12	Rights conferred by the Surviving Company to particular classes of shareholders or holders of other financial instruments

The Merging Company has not issued any securities in addition to the Merging Company Shares. Therefore, the Surviving Company shall not issue shares conferring special rights or other securities conferring special rights pursuant to the completion of the Merger in accordance with provisions of article 1021-11 (1) of the Luxembourg Companies Act.

13	Special advantages

No particular benefits are provided in favour of the members of the administrative, management, supervisory or controlling organs of the Companies.

14	Delivery of documents

On the Effective Date, all title instruments, agreements, certificates and any other documents, registers, books or records, without limitation whatsoever, concerning the assets and rights of the Merging Company shall be delivered to the Surviving Company.

15	Formalities prior to the Merger

15.1	Report related to the Merger

Expro Holding, in its capacity as sole shareholder of the Merging Company, and the Merging Company, in its capacity as sole shareholder of the Surviving Company, have decided to waive, in accordance with article 1021-5 (3) of the Luxembourg Companies Act, any and all requirements with respect to (i) the preparation by the directors of each of the Companies, of a detailed written report established for consideration by the shareholders of each of the Companies, explaining the rationale behind the Merger, the terms of this Plan, and setting forth and outlining the legal and economic grounds for this Plan, in particular for the share exchange ratio, as provided for by article 1021-5 (1) of the Luxembourg Companies Act, and (ii) the information referred to in article 1021-5 (2) of the Luxembourg Companies Act regarding any material change with respect to the assets and liabilities of the Companies which may occur between the date of the preparation of this Plan and the date of the adoption of the resolutions of the shareholders of the Companies, resolving upon, inter alia, the completion of the Merger, and will confirm so in writing.

15.2	Independent expert(s) report

Expro Holding, in its capacity as sole shareholder of the Merging Company, and the Merging Company, in its capacity as sole shareholder of the Surviving Company, have decided to waive (i) the examination of this Plan by one or several independent experts (expert(s) indépendant(s)) (the Independent Expert(s)) in accordance with article 1021-6 (5) of the Luxembourg Companies Act and (ii) the preparation of written reports by such Independent Expert(s) for consideration by the shareholders of each of the Companies regarding, inter alia, the determination of the exchange ratio, as provided for by article 1021-6 (5) of the Luxembourg Companies Act, and will confirm so in writing.

15.3	Documents made available to the respective shareholder(s) of the Companies

Each of the Companies will make available this Plan to their respective shareholders, as soon as reasonably practicable after the execution of this Plan and at least one (1) month before, as applicable, the shareholder meeting of the Merging Company scheduled to vote on this Plan and the Merger and the signing of the shareholder resolutions of the Surviving Company to approve this Plan and the Merger, at their respective registered offices, pursuant to article 1021-7 (1) of the Luxembourg Companies Act.

15.4	Publication of the Plan

This Plan shall be published in the Luxembourg official Gazette (RESA – Recueil Electronique des Sociétés et Associations), at least one (1) month prior to the shareholder meeting of the Merging Company, scheduled to vote on this Plan and the Merger.

15.5	Publication of the approval of the Merger

The approval of the Merger will be published in the Luxembourg official Gazette (RESA – Recueil Electronique des Sociétés et Associations).

16	Formalities – Powers – Costs

The Surviving Company shall proceed with any and all formalities required, necessary or simply useful in order to give full effect to the Merger as well as to complete, effect and consummate the acquisition of all of the Assets and Liabilities of the Merging Company by the Surviving Company as a result of the universal acquisition of all of the Assets and Liabilities (transmission universelle de patrimoine) resulting from the Merger.

The costs, rights and fees incurred, directly or indirectly, as a result of the Merger shall be borne exclusively by the Surviving Company.

17	Termination / amendment

At any time before the Effective Date this Plan may be:

(a)	terminated by the directors of the Surviving Company or the Merging Company; or

(b)	amended by the directors of the Surviving Company or the Merging Company to change the Effective Date (provided that the new Effective Date complies with the Act) or to change any other matter permitted by Section 235(1) of the Companies Act (Revised) of the Cayman Islands.

Signed for and on behalf of Expro Ltd

Signature

Signed for and on behalf of Expro Luxembourg S.A.

Signature

Suit la traduction française de ce qui précède :

Le présent projet de fusion (le Projet de Fusion) est établi en date du _______ 2026.

ENTRE LES SOUSSIGNÉS :

1	Expro Ltd, une société exemptée constituée aux Îles Caïmans, ayant son siège social situé à Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Îles Caïmans (la Société Absorbante) ; et

2	Expro Luxembourg S.A., une société anonyme constituée selon les lois du Grand-Duché de Luxembourg, ayant son siège social situé à 2A, rue Nicolas Bové, L-1253 Luxembourg, Grand-Duché de Luxembourg, en cours d’immatriculation auprès du Registre de Commerce et des Sociétés de Luxembourg (la Société Absorbée) ;

(la Société Absorbée et la Société Absorbante sont ci-après dénommées ensemble les Sociétés Fusionnantes).

INTRODUCTION :

A	À la date du présent Projet de Fusion, la Société Absorbante dispose d'un capital social autorisé de 30.000 USD, divisé en 250.000.000 d'actions ordinaires d'une valeur nominale de 0,0001 USD chacune et de 50.000.000 actions de préférence d'une valeur nominale de 0,0001 USD chacune, dont une (1) action ordinaire a été émise en une seule catégorie, détenue par la Société Absorbée.

B	Les Sociétés Fusionnantes appartiennent au même groupe.

C	Le conseil d’administration et l’équipe dirigeante d’Expro Group Holdings N.V., une société anonyme de droit néerlandais (naamloze vennootschap), ayant son siège statutaire à Amsterdam, Pays-Bas, son siège réel étant situé au Mastenmakersweg 1, 1786 PB Den Helder, Pays-Bas, et immatriculée au registre du commerce néerlandais sous le numéro 34241787 (Expro Holding), et l’actionnaire unique de la Société Absorbée, ont procédé à un examen de la structure existante et de ses activités, et en particulier du domicile social de la société mère ultime du groupe Expro. Au vu de ce qui précède, le conseil d’administration et l’équipe dirigeante d’Expro Holding entendent effectuer, sous réserve de certaines conditions, un changement de siège social vers les Îles Caïmans. Le droit néerlandais ne permet pas un changement direct de siège social d’une société anonyme néerlandaise (naamloze vennootschap), telle qu’Expro Holding, vers une juridiction située en dehors de l’Espace Économique Européen, comme les Îles Caïmans. C’est la raison pour laquelle il est envisagé qu’Expro Holding fusionne avec la Société Absorbée (la Fusion Expro Holding) et qu’après la réalisation de cette fusion, la Société Absorbée fusionne avec la Société Absorbante, conformément aux termes et conditions du présent projet de fusion.

D	Les dirigeants des Sociétés Fusionnantes ont estimé souhaitable, et ont décidé, que les Sociétés Fusionnantes fusionnent conformément à la Partie XVI de la Companies Act (Revised) des Îles Caïmans et au Titre X, Chapitre II, section 1 de la loi modifiée du 10 août 1915 sur les sociétés commerciales (la Loi de 1915), aux termes et conditions exposés ci-après, avec l’intention que l’activité exercée par la Société Absorbée soit, à compter de la Date d’Effet (telle que définie ci-dessous), exercée par la Société Absorbante. Dans le cadre de cette fusion, la Société Absorbée étant dissoute sans liquidation, la Société Absorbante se verra transférer tous les actifs et passifs de la Société Absorbée, y compris tous les contrats, crédits, droits et obligations, biens, activités, entreprise, fonds de commerce, avantages, immunités et privilèges (les Actifs et Passifs), en échange de l’émission d’actions de la Société Absorbante au profit des actionnaires de la Société Absorbée.

E	Les Sociétés Fusionnantes ont donc conjointement établi le présent Projet de Fusion conformément aux dispositions des articles 1021-1 et suivants de la Loi de 1915 et de la Partie XVI de la Companies Act (Revised) des Îles Caïmans.

IL A ÉTÉ CONVENU CE QUI SUIT :

1	Caractéristiques des Sociétés Fusionnantes

1.1	La Société Absorbée (Expro Luxembourg S.A.)

Expro Luxembourg S.A. est une société anonyme constituée selon les lois du Grand-Duché de Luxembourg, ayant son siège social au 2A, rue Nicolas Bové, L-1253 Luxembourg, Grand-Duché de Luxembourg, et immatriculée auprès du Registre de Commerce et des Sociétés de Luxembourg sous le numéro B306694.

Expro Luxembourg S.A. a été constituée le 24 mars 2026 suivant un acte de Maître Marc Elvinger, notaire de résidence à Ettelbruck, Grand-Duché de Luxembourg, publié au Recueil Électronique des Sociétés et Associations sous le numéro RESA_2026_081.17 en date du 10 avril 2026. Les statuts d’Expro Luxembourg S.A. n’ont jamais été modifiés.

Le capital social d’Expro Luxembourg S.A. est établi, en date du présent Projet de Fusion, à 30 000 EUR (trente mille euros), représenté par 500 000 (cinq cent mille) actions (les Actions de la Société Absorbée), ayant toutes été intégralement souscrites et libérées.

Expro Luxembourg S.A. n’a pas émis, en date du présent Projet de Fusion, de titres autres que les Actions de la Société Absorbée. Toutefois, à la Date d’Effet, la Société Absorbée aura émis des actions au profit des actionnaires d’Expro Holding à la suite de la Fusion Expro Holding.

Expro Luxembourg S.A. n’a été ni liquidée, ni dissoute ni déclarée insolvable.

L’exercice social d’Expro Luxembourg S.A. commence le 1er janvier d’une année donnée et se termine le 31 décembre de cette même année.

Expro Luxembourg S.A. ne compte aucun employé à la date du présent Projet de Fusion.

1.2	La Société Absorbante / La Société Survivante (Expro Ltd)

Expro Ltd est une société exemptée constituée aux Îles Caïmans, ayant son siège social auprès de Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Îles Caïmans, immatriculée auprès du Registrar of Companies des Îles Caïmans sous le numéro 432691.

Expro Ltd a été constituée le 13 mars 2026 selon les lois des Îles Caïmans. Les statuts (memorandum and articles of association) d’Expro Ltd n’ont jamais été modifiés.

Le capital social d'Expro Ltd est établi, en date du présent Projet de Fusion, à 30.000 USD, divisé en 2505.000.000 d'actions ordinaires d'une valeur nominale de 0,0001 USD chacune et de 50.000.000 actions de préférence d'une valeur nominale de 0,0001 USD chacune (les Actions de la Société Absorbante), dont une (1) a été souscrite et intégralement libérée. Expro Ltd n'a pas émis, en date du présent Projet de Fusion, d'autres titres en sus des Actions de la Société Absorbante. Expro Ltd n'a été ni liquidée, ni dissoute ni déclarée insolvable.

L’exercice social d’Expro Ltd commence le 1er janvier d’une année donnée et se termine le 31 décembre de l’année suivante.

Expro Ltd ne compte aucun employé à la date du présent Projet de Fusion.

2	Fusion

Selon les termes et sous réserve des conditions exposés ci-après, à la Date d’Effet (telle que définie à la clause 3), la Société Absorbée fusionnera avec la Société Absorbante conformément à la Partie XVI de la Companies Act (Revised) des Îles Caïmans et conformément aux articles 1021-1 et suivants de la Loi de 1915 (la Fusion), à la suite de quoi la Société Absorbée cessera d’exister en tant qu’entité distincte et la Société Absorbante sera l’entité survivante.

3	Actions

3.1	Le rapport d’échange aux fins de la Fusion est fixé à une (1) action de la Société Absorbante en échange d’une (1) action de la Société Absorbée. Il n’y aura pas de soulte.

3.2	À la Date d’Effet, chaque action émise et en circulation de la Société Absorbée, immédiatement avant la Fusion, sera, en vertu de la Fusion, automatiquement et sans aucune action de la part de son détenteur, annulée en échange du droit de recevoir une (1) action de la Société Absorbante.

3.3	À la Date d’Effet, toutes les actions émises et en circulation de la Société Absorbante immédiatement avant la Fusion seront, en vertu de la Fusion, automatiquement et sans aucune action de la part de leur détenteur, rachetées par la Société Absorbante pour une valeur nominale de 0,01 USD et annulées.

3.4	Les nouvelles actions de la Société Absorbante seront (i) intégralement assimilées aux actions existantes de la Société Absorbante, et (ii) régies par les dispositions des Statuts (tels que définis ci-après). Les nouvelles actions donneront à leurs détenteurs le droit de participer au paiement des dividendes et à toute distribution aux mêmes termes et selon les mêmes conditions que les actions existantes de la Société Absorbante, à compter de la Date d’Effet.

3.5	À compter de la Date d’Effet, les droits et restrictions attachés aux actions de la Société Absorbante sont définis dans les Statuts.

4	Condition

La réalisation de la Fusion sera subordonnée à la réalisation préalable de la Fusion Expro Holding, consistant en la fusion par absorption de la Société Absorbée avec Expro Holding, conformément aux termes et conditions du projet de fusion joint en Annexe 2 (la Fusion Expro Holding) (la Condition), tels que ces termes et conditions pourront être modifiés de temps à autre.

La Fusion est censée se réaliser automatiquement à la date de réalisation de la Condition.

5	Date d’Effet

La Fusion sera (i) effective entre les Sociétés Fusionnantes à la date de réalisation de la Condition (la Date d’Effet), et (ii) opposable aux tiers au Luxembourg à la date à laquelle la Fusion prend effet en vertu du droit des Îles Caïmans, soit la date à laquelle le présent Projet de Fusion est enregistré par le Registrar of Companies des Îles Caïmans.

6	Termes et conditions

6.1	À la Date d’Effet : (a) les Actifs et Passifs seront transmis à la Société Absorbante dans le cadre d’une transmission universelle du patrimoine ; (b) la Société Absorbée cessera d’exister ; (c) les actionnaires de la Société Absorbée deviendront actionnaires de la Société Absorbante par voie d’émission de nouvelles actions au profit des actionnaires de la Société Absorbée, tel que prévu à la clause 3 ; et (d) toutes les actions émises par la Société Absorbée seront annulées.

6.2	À la Date d’Effet (mais pas avant), les Actifs et Passifs de la Société Absorbée seront dévolus à la Société Absorbante conformément à la Section 236(1)(b) de la Companies Act (Revised) des Îles Caïmans, et la Société Absorbante sera tenue et soumise, de la même manière que la Société Absorbée, à l’ensemble des hypothèques, charges et sûretés, ainsi qu’à l’ensemble des contrats, obligations, réclamations, dettes et passifs de la Société Absorbée conformément à la Section 236(1)(c) de la Companies Act (Revised) des Îles Caïmans.

6.3	Par dérogation à la clause 6.2, le transfert des droits de propriété industrielle et intellectuelle ainsi que des droits de propriété ou autres droits sur des actifs autres que les sûretés constituées sur des biens meubles et immeubles ne sera opposable aux tiers que dans les conditions prévues par les lois spéciales régissant ces opérations.

7	Capital social et statuts de la Société Absorbante

Dans le cadre de la Fusion, la Société Absorbante propose d'adopter des statuts mis à jour (memorandum and articles of association) (les Statuts). En conséquence, les statuts de la Société Absorbante immédiatement avant la Fusion seront remplacés par les Statuts joints en Annexe 1 au présent Projet de Fusion.

8	Dirigeants

8.1	Les noms et adresses des dirigeants et administrateurs de la Société Absorbante sont les suivants :

Nom	Fonction	Adresse
Administrateur
Michael Jardon	Administrateur, Président et Directeur Général (Director, President and Chief Executive Officer)	1311 Broadfield Blvd\vSuite 400\vHouston, Texas 77084
Dirigeants
Sergio L. Maiworm, Jr.	Directeur Financier (Chief Financial Officer)	1311 Broadfield Blvd\vSuite 400\vHouston, Texas 77084
Michael Bentham,	Responsable Comptable (Principal Accounting Officer)	1311 Broadfield Blvd\vSuite 400\vHouston, Texas 77084

8.2	Les noms et adresses des administrateurs et dirigeants de la Société Absorbante à la Date d’Effet seront :

Name	Title	Address
Robert W. Drummond	Président Membre de comité de rémunération	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Michael Jardon	Président et directeur général	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Eitan Arbeter	Membre de comité de rémunération	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Lisa L. Troe	Membre du comité d’audit Membre du comité de nomination et de gouvernance	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Brian Truelove	Président du comité de nomination et de gouvernance Membre du comité d’audit	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Frances M. Vallejo	Membre du comité d’audit	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Eileen G. Whelley	Président du comité de rémunération Membre du comité de nomination et de gouvernance	1311 Broadfield Blvd Suite 400 Houston, Texas 77084

Dirigeants
Michael Jardon	Président et directeur général	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Sergio Maiworm	Directeur financier	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Alistair Geddes	Directeur général des opérations	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Steve Russell	Directeur technique	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
John McAlister	Directeur juridique et secrétaire général	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Natalie Questell	Premier vice-président, Ressources humaines	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Michael Bentham	Responsable principal de compte	1311 Broadfield Blvd Suite 400 Houston, Texas 77084
Josh Hancock	Responsable juridique senior, secrétaire général adjoint	1311 Broadfield Blvd Suite 400 Houston, Texas 77084

8.3	Aucun dirigeant de la Société Absorbante ou de la Société Absorbée n’a reçu ou ne recevra d’avantage en conséquence de la Fusion.

9	Créanciers

Ni la Société Absorbante ni la Société Absorbée n’ont de créanciers bénéficiaires de sûretés.

Les créanciers de la Société Absorbée dont les créances sont antérieures à la date de publication du présent Projet de Fusion au Recueil Électronique des Sociétés et Associations (la Date de Publication au Luxembourg), échues ou non échues à la Date de Publication au Luxembourg, et qui ne sont pas satisfaits des garanties offertes dans le présent Projet de Fusion, peuvent, nonobstant toute convention contraire et uniquement après notification préalable à la Société Absorbée débitrice, saisir dans un délai de trois (3) mois à compter de la Date de Publication au Luxembourg le magistrat présidant la chambre du Tribunal d’Arrondissement compétent en matière commerciale dans le ressort duquel la Société Absorbée a son siège social, siégeant comme en matière de référé, afin d’obtenir des garanties adéquates, à condition que ces créanciers puissent démontrer de manière crédible que la Fusion compromet la satisfaction de leurs créances et qu’ils n’ont pas obtenu de garanties satisfaisantes de la part des Sociétés Fusionnantes. La Société Absorbée peut écarter cette demande en payant le créancier concerné, même si la dette est échue.

10	Dispositions spécifiques relatives aux droits de retrait des actionnaires dans le cadre de la Fusion Expro Holding

Conformément à la Section 2:333h du Code civil néerlandais, les actionnaires d’Expro Holding ayant voté contre la Fusion Expro Holding et ayant dûment, en temps utile et valablement soumis un formulaire de demande de retrait dans un délai d’un mois suivant l’assemblée générale concernée (la Période de Retrait) ont le droit de recevoir une indemnité en numéraire en lieu et place d’actions de la société survivante à l’issue de la Fusion Expro Holding (c’est-à-dire la Société Absorbée) (le Droit de Retrait). L’indemnité en numéraire payable à chaque actionnaire se retirant sera déterminée conformément à la formule prévue dans les statuts modifiés d’Expro Holding, correspondant au montant le plus bas entre (i) le prix moyen pondéré par les volumes d’une action ordinaire du capital d’Expro Holding sur le New York Stock Exchange (le NYSE) sur les cinq jours de bourse précédant immédiatement (et excluant) la date à laquelle la Fusion Expro Holding prend effet, et (ii) le cours de clôture d’une action ordinaire du capital d’Expro Holding sur le NYSE le jour de bourse précédant immédiatement cette date (ou, si aucun cours de clôture n’est communiqué ce jour-là, le cours de clôture communiqué le jour de bourse précédent le plus récent).

Toute créance d’un actionnaire se retirant au titre de l’indemnité en numéraire découlant du Droit de Retrait sera, à l’issue de la Fusion Expro Holding, transférée à la Société Absorbée et, à l’issue de la Fusion, transférée à la Société Absorbante. La Société Absorbante s’engage à payer, ou à faire en sorte que soit payée, ladite indemnité en numéraire dans le délai applicable requis par le droit néerlandais, nette de tout précompte néerlandais sur les dividendes applicable ou de tout autre impôt devant être retenu en vertu du droit applicable.

11	Date d’effet comptable de la fusion

Pour les besoins comptables, la Fusion sera considérée comme réalisée à compter de la Date d’Effet.

Les opérations effectuées par la Société Absorbée entre le 1er janvier 2026 et la Date d’Effet seront, à des fins comptables, considérées comme ayant été effectuées par la Société Absorbante.

12	Droits assurés par la Société Absorbante aux actionnaires ayant des droits spéciaux et aux porteurs de titres autres que des actions

La Société Absorbée n’a pas émis de titres en sus des Actions de la Société Absorbée. En conséquence, la Société Absorbante n’émettra pas d’actions conférant des droits spéciaux ou d’autres titres conférant des droits spéciaux en vertu de la réalisation de la Fusion conformément aux dispositions de l’article 1021-11 (1) de la Loi de 1915.

13	Avantages particuliers

Aucun avantage particulier n’est accordé aux membres des organes d’administration, de direction, de surveillance ou de contrôle des Sociétés Fusionnantes.

14	Remise des documents

À la Date d’Effet, tous les titres de propriété, accords, certificats et tous autres documents, registres, livres ou enregistrements, sans limitation aucune, concernant les actifs et les droits de la Société Absorbée seront remis à la Société Absorbante.

15	Formalités préalables à la Fusion

15.1	Rapport relatif à la Fusion

Expro Holding, agissant en qualité d’actionnaire unique de la Société Absorbée, et la Société Absorbée, agissant en qualité d’actionnaire unique de la Société Absorbante, ont décidé de renoncer, conformément à l’article 1021-5 (3) de la Loi de 1915, à toute exigence relative à (i) la préparation par les dirigeants de chacune des Sociétés Fusionnantes d’un rapport écrit détaillé à l’attention des actionnaires de chacune des Sociétés Fusionnantes, expliquant les motifs de la Fusion, les termes du présent Projet de Fusion, et exposant les aspects juridiques et économiques du présent Projet de Fusion, en particulier le rapport d’échange, conformément à l’article 1021-5 (1) de la Loi de 1915, et (ii) les informations visées à l’article 1021-5 (2) de la Loi de 1915 concernant tout changement significatif des Actifs et Passifs des Sociétés Fusionnantes susceptible d’intervenir entre la date de préparation du présent Projet de Fusion et la date d’adoption des résolutions des actionnaires des Sociétés Fusionnantes portant, entre autres, sur la réalisation de la Fusion, et confirmeront ceci par écrit.

15.2	Rapport des experts indépendants

Expro Holding, agissant en qualité d’actionnaire unique de la Société Absorbée, et la Société Absorbée, agissant en qualité d’actionnaire unique de la Société Absorbante, ont décidé de renoncer à (i) l’examen du présent Projet de Fusion par un ou plusieurs experts indépendants (expert(s) indépendant(s)) (les Experts Indépendants) conformément à l’article 1021-6 (5) de la Loi de 1915, et (ii) la préparation de rapports écrits par lesdits Experts Indépendants à l’attention des actionnaires de chacune des Sociétés Fusionnantes portant, entre autres, sur la détermination du rapport d’échange, conformément à l’article 1021-6 (5) de la Loi de 1915, et confirmeront ceci par écrit.

15.3	Documents mis à la disposition des actionnaires respectifs des Sociétés Fusionnantes

Chacune des Sociétés Fusionnantes mettra à disposition de ses actionnaires respectifs le présent Projet de Fusion, dès que cela est raisonnablement possible après la signature du présent Projet de Fusion, et au moins un (1) mois avant, selon le cas, l’assemblée générale des actionnaires de la Société Absorbée prévue pour voter sur le présent Projet de Fusion et la Fusion, et la signature des résolutions de l’actionnaire de la Société Absorbante pour approuver le présent Projet de Fusion et la Fusion, à leurs sièges sociaux respectifs, conformément à l’article 1021-7 (1) de la Loi de 1915.

15.4	Publication du Projet de Fusion

Le présent Projet de Fusion sera publié au Recueil Électronique des Sociétés et Associations, au moins un (1) mois avant la date de l’assemblée générale de la Société Absorbée se prononçant sur le présent Projet de Fusion et la Fusion.

15.5	Publication de l’approbation de la Fusion

L’approbation de la Fusion sera publiée au Recueil Électronique des Sociétés et Associations.

16	Formalités – Pouvoirs – Frais

La Société Absorbante procédera à toutes les formalités requises, nécessaires ou utiles pour donner plein effet à la Fusion ainsi que pour réaliser, donner effet et mettre en œuvre le transfert de l’ensemble des Actifs et Passifs de la Société Absorbée par la Société Absorbante en conséquence de la transmission universelle de patrimoine résultant de la Fusion.

Les frais, droits et honoraires relatifs au Projet de Fusion, qui en résultent directement ou indirectement, sont à la charge exclusive de la Société Absorbante.

17	Résiliation / modification

À tout moment avant la Date d’Effet, le présent Projet de Fusion peut être :

(a)	résilié par les dirigeants de la Société Absorbante ou de la Société Absorbée; ou

(b)	modifié par les dirigeants de la Société Absorbante ou de la Société Absorbée afin de modifier la Date d’Effet (sous réserve que la nouvelle Date d’Effet soit conforme à la loi) ou de modifier toute autre question autorisée par la Section 235(1) de la Companies Act des Îles Caïmans.

Pour Expro Ltd

Signature

Pour Expro Luxembourg S.A.

Signature

SCHEDULE 1

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

SCHEDULE 2

MERGER PLAN RELATING TO THE ABSORPTION BY EXPRO LUXEMBOURG S.A. OF EXPRO GROUP HOLDINGS N.V.